Exhibit 99.1

FOR RELEASE: February 22, 2010 at 1:05 p.m. PT	INVESTOR CONTACT:	Rob Campbell Nordstrom, Inc. (206) 303-3290

	MEDIA CONTACT:	Colin Johnson Nordstrom, Inc. (206) 373-3036
NORDSTROM REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 EARNINGS
     SEATTLE, Wash. (February 22, 2010) — Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $172 million, or $0.77 per diluted share, for the fourth quarter ended January 30, 2010. This represented an increase of 152 percent compared with net earnings of $68 million, or $0.31 per diluted share, for the same quarter last year.
     Fourth quarter same-store sales increased 6.9 percent compared with the same period in fiscal 2008. Net sales in the fourth quarter were $2.54 billion, an increase of 10.3 percent compared with net sales of $2.30 billion during the same period in fiscal 2008.
Fourth Quarter Summary
     Nordstrom’s fourth quarter performance reflected a continuation of the discipline and execution the company demonstrated throughout the year. The breadth and quality of its merchandise offering, combined with a steady flow of fashion into the stores, led to same-store sales increases in each month of the quarter.
•	Full-line same-store sales in the fourth quarter increased 3.9 percent and sales for Nordstrom Direct increased 32.1 percent, combining for a multi-channel same-store sales increase of 7.1 percent compared with the same period in fiscal 2008. Most of the company’s merchandise categories generated positive same-store sales during the quarter. Highlights for multi-channel sales performance included Women’s Better Apparel, Women’s Shoes and Jewelry. The Midwest, South, and Northwest regions were the top-performing geographic areas for full-line stores relative to the fourth quarter of 2008.

•	Nordstrom Rack experienced its fourth consecutive quarter of positive performance with a same-store sales increase of 4.6 percent in the fourth quarter compared with the same period in fiscal 2008. During the fourth quarter, the company opened two Nordstrom Rack stores.

•	Gross profit, as a percentage of net sales, increased approximately 530 basis points compared with last year’s fourth quarter. The improvement was mainly driven by merchandise margin as a percentage of net sales. Additionally, the increase in sales allowed for some leverage in buying and occupancy costs as a percentage of net sales, despite higher performance-related expenses. Markdowns were reduced considerably from last year’s fourth quarter, which was a highly promotional period. The company saw improvement in its management of inventory and ended the year with an inventory turn of 5.4, the highest in recent company history despite a decline in annual same-store sales.

•	Retail selling, general and administrative expenses increased $56 million compared with last year’s fourth quarter. The increase was due primarily to higher performance-related and variable expenses which increased as a result of the improvement in sales, partially offset by a decrease in fixed expenses. Retail selling, general and administrative expenses also were impacted by an additional $13 million from stores opened since the fourth quarter of 2008. The company opened 3 full-line stores and 13 Nordstrom Rack stores since the fourth quarter of 2008, increasing retail square footage by 0.9 million, or 4.1 percent.

•	Credit selling, general, and administrative expenses increased $16 million compared with last year’s fourth quarter. The majority of the increase reflects higher bad debt expense. Based on fourth quarter trends and continuing uncertainty regarding the overall economic environment, the company increased its reserve for bad debt by $20 million in the quarter.

Full Year Results
     For the fiscal year ended January 30, 2010, net earnings were $441 million, an increase of 10 percent compared with net earnings of $401 million for the fiscal year ended January 31, 2009. Earnings per diluted share for the same periods were $2.01 and $1.83, respectively.
     Full year same-store sales decreased 4.2 percent compared with fiscal 2008. Net sales for the year were $8.26 billion, a decrease of 0.2 percent compared with prior year net sales of $8.27 billion.
Expansion Update
     During the fourth quarter of 2009, Nordstrom opened the following stores:

Location	Store Name	Square Footage	Date

Nordstrom Rack Stores
Orlando, Florida	Millenia Crossing	35,000	November 6
Cincinnati, Ohio	Rookwood Pavillion	35,000	November 20
     In 2010, Nordstrom plans to open the following stores:

Location	Store Name	Square Footage	Timing

Full-Line Stores
Braintree, Massachusetts	South Shore Plaza	150,000	March
Newport Beach, California	Fashion Island	138,000	April
Santa Monica, California	Santa Monica Place	122,000	August
In May, Nordstrom also plans to relocate a full-line store at Los Cerritos Center in Cerritos, California which will replace a store built in 1981.

Location	Store Name	Square Footage	Timing

Nordstrom Rack Stores
Houston, Texas	The Centre at Post Oak	30,000	February
Kendall, Florida	The Palms at Town & Country	35,000	March
Coral Gables, Florida	Miracle Marketplace	33,000	March
Denver, Colorado	Cherry Creek	39,000	March
Framingham, Massachusetts	Shoppers World	40,159	April
Atlanta, Georgia	Buckhead Station	38,000	April
New York, New York	One Union Square South	32,136	May
Arlington, Virginia	Pentagon Centre	33,912	August
Fairfax, Virginia	Fair Lakes Promenade	37,500	August
Durham, North Carolina	Renaissance Center	33,000	September
St. Louis, Missouri	Brentwood Square	34,000	September
Boca Raton, Florida	University Commons	36,000	September
Chicago, Illinois	Chicago Avenue	36,000	September
Tampa, Florida	Walter's Crossing Neighborhood	45,000	October
Lakewood, California	Lakewood Center	33,400	October
Peoria, Arizona	Arrowhead Crossing	36,000	Fall
Fiscal Year 2010 Outlook
     Nordstrom is planning for 2010 based on recent business trends but with continuing caution about the economic environment and its impact on the customer. Although there was meaningful improvement in the latter half of 2009 that could continue in the first half of 2010, the company believes growth could moderate in the second half of 2010 as it overlaps with the improving trends from the prior year. The company plans to continue to align the key drivers of its business (inventory, expenses, working capital and capital expenditures) to improve profitability, enhance free cash flow, increase return on invested capital and maintain a healthy balance sheet. For the 2010 fiscal year, Nordstrom expects same-store sales to increase 2.0 to 4.0 percent, which yields earnings per share in the range of $2.35 to $2.55 for the full year.

     The company’s expectations for fiscal 2010 are as follows:

Same-store Sales	2.0 percent to 4.0 percent increase
Credit Card Revenues	$35 to $45 million increase
Gross Profit (%)	20 to 60 basis point increase
Retail Selling, General and Admin. Expense ($)	$125 to $175 million increase
Credit Selling, General and Admin. Expense ($)	$10 to $25 million decrease
Total Selling, General and Admin. Expense (%)	60 to 80 basis point decrease
Interest Expense, net	$15 to $25 million decrease
Effective Tax Rate	39.0 percent
Earnings per Diluted Share	$2.35 to $2.55
Diluted Shares Outstanding	222.4 million
Conference Call Information
     The company’s senior management will host a conference call to discuss fourth quarter results at 4:45 p.m. Eastern Standard Time today. To listen, please dial 517-308-9140 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-0107 (passcode: 6673) until the close of business on March 1, 2010. Interested parties may also listen to the live call over the Internet by visiting the Investor Relations section of the company’s corporate Web site at http://investor.nordstrom.com. An archived webcast will be available in the Webcasts section through May 24, 2010.
About Nordstrom
     Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 184 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 112 full-line stores, 69 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 29, 2011, anticipated annual same-store sales rate, anticipated store openings and trends in company operations. Such statements are based upon current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including but not limited to the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the company’s ability to safeguard its brand and reputation, effective inventory management, efficient and proper allocation of the company’s capital resources, successful execution of the company’s store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, trends in personal bankruptcies and bad debt write-offs, availability and cost of credit, impact of the current regulatory environment and financial system reforms, changes in interest rates, disruptions in the company’s supply chain, the company’s ability to maintain its relationship with vendors and developers who may be experiencing economic difficulties, the geographic locations of the company’s stores, the company’s ability to maintain its relationships with its employees and to effectively train and develop its future leaders, the company’s compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of the company’s information technology strategy, successful execution of the company’s multi-channel strategy, risks related to fluctuations in world currencies, public health concerns and the resulting impact on consumer spending patterns, supply chain, and employee health, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, the effectiveness of planned advertising, marketing, and promotional campaigns, and the company’s ability to control costs. Our SEC reports, including our Form 10-K for the fiscal year ended January 31, 2009 our Form 10-Q for the fiscal quarter ended October 31, 2009, and our Form 10-K for the fiscal year ended January 30, 2010, to be filed with the SEC on or about March 19, 2010, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS — 4th Quarter and Fiscal Year
(unaudited; amounts in millions, except per share data)

	Quarter ended		Year ended
	1/30/10	1/31/09	1/30/10	1/31/09
Net sales	$2,539	$2,301	$8,258	$8,272
Credit card revenues	101	85	369	301

Total revenues	2,640	2,386	8,627	8,573
Cost of sales and related buying & occupancy costs	(1,593)	(1,565)	(5,328)	(5,417)
Selling, general and administrative expenses:
Retail stores, direct and other segments	(631)	(575)	(2,109)	(2,103)
Credit segment	(106)	(90)	(356)	(274)

Earnings before interest and income taxes	310	156	834	779
Interest expense, net	(33)	(33)	(138)	(131)

Earnings before income taxes	277	123	696	648
Income tax expense	(105)	(55)	(255)	(247)

Net earnings	$172	$68	$441	$401

Earnings per share
Basic	$0.79	$0.32	$2.03	$1.85
Diluted	$0.77	$0.31	$2.01	$1.83

Weighted average shares outstanding
Basic	217.7	215.6	216.8	216.6
Diluted	221.7	216.8	219.7	219.2

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	1/30/10	1/31/09
Assets
Current assets:
Cash and cash equivalents	$795	$72
Accounts receivable, net	2,035	1,942
Merchandise inventories	898	900
Current deferred tax assets, net	238	210
Prepaid expenses and other	88	93

Total current assets	4,054	3,217
Land, buildings and equipment, net	2,242	2,221
Goodwill	53	53
Other assets	230	170

Total assets	$6,579	$5,661

Liabilities and Shareholders’ Equity
Current liabilities:
Commercial paper	$—	$275
Accounts payable	726	563
Accrued salaries, wages and related benefits	336	214
Other current liabilities	596	525
Current portion of long-term debt	356	24

Total current liabilities	2,014	1,601
Long-term debt, net	2,257	2,214
Deferred property incentives, net	469	435
Other liabilities	267	201

Commitments and contingent liabilities

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 217.7 and 215.4 shares issued and outstanding	1,066	997
Retained earnings	525	223
Accumulated other comprehensive loss	(19)	(10)

Total shareholders’ equity	1,572	1,210

Total liabilities and shareholders’ equity	$6,579	$5,661

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Year	Year
	ended	ended
	1/30/10	1/31/09
Operating Activities
Net earnings	$441	$401
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of buildings and equipment, net	313	302
Amortization of deferred property incentives and other, net	(42)	(21)
Stock-based compensation expense	32	28
Deferred income taxes, net	(58)	(36)
Tax benefit from stock-based payments	6	3
Excess tax benefit from stock-based payments	(7)	(4)
Provision for bad debt expense	251	173
Change in operating assets and liabilities:
Accounts receivable	(159)	(93)
Merchandise inventories	(1)	53
Prepaid expenses and other assets	(38)	38
Accounts payable	168	16
Accrued salaries, wages and related benefits	120	(54)
Other current liabilities	8	28
Income taxes	73	(76)
Deferred property incentives	96	119
Other liabilities	48	(29)

Net cash provided by operating activities	1,251	848

Investing Activities
Capital expenditures	(360)	(563)
Change in credit card receivables originated at third parties	(182)	(232)
Other, net	1	3

Net cash used in investing activities	(541)	(792)

Financing Activities
(Repayments) proceeds from commercial paper borrowings, net	(275)	275
Proceeds from long-term borrowings, net	399	150
Principal payments on long-term borrowings	(25)	(410)
Increase in cash book overdrafts	9	20
Proceeds from exercise of stock options	21	13
Proceeds from employee stock purchase plan	13	17
Excess tax benefit from stock-based payments	7	4
Cash dividends paid	(139)	(138)
Repurchase of common stock	—	(264)
Other, net	3	(9)

Net cash provided by (used in) financing activities	13	(342)

Net increase (decrease) in cash and cash equivalents	723	(286)
Cash and cash equivalents at beginning of year	72	358

Cash and cash equivalents at end of year	$795	$72

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY SEGMENT
(unaudited; amounts in millions, except percentages)
Retail Stores, Direct and Other Segments
Our Retail Stores segment includes our full-line and Rack stores; our Direct segment includes our online store; and our Other segment includes our product development group and corporate center operations. The following tables summarize the combined results of our Retail Stores, Direct and Other segments for the quarter and year ended January 30, 2010 compared with the quarter and year ended January 31, 2009:

	Quarter		Quarter
	ended		ended
	1/30/10	% of sales[1]	1/31/09	% of sales[1]
Net sales	$2,539	100.0%	$2,301	100.0%
Cost of sales and related buying & occupancy costs	(1,575)	(62.0%)	(1,550)	(67.4%)

Gross profit	964	38.0%	751	32.6%
Other revenues	—	N/A	—	N/A
Selling, general and administrative expenses	(631)	(24.9%)	(575)	(24.9%)

Earnings before interest and income taxes	333	13.1%	176	7.7%
Interest expense, net	(23)	(0.9%)	(22)	(1.0%)

Earnings before income taxes	$310	12.2%	$154	6.7%

	Year		Year
	ended		ended
	1/30/10	% of sales[1]	1/31/09	% of sales[1]
Net sales	$8,258	100.0%	$8,272	100.0%
Cost of sales and related buying & occupancy costs	(5,273)	(63.9%)	(5,367)	(64.9%)

Gross profit	2,985	36.1%	2,905	35.1%
Other revenues	(1)	N/A	(1)	N/A
Selling, general and administrative expenses	(2,109)	(25.5%)	(2,103)	(25.4%)

Earnings before interest and income taxes	875	10.6%	801	9.7%
Interest expense, net	(97)	(1.2%)	(81)	(1.0%)

Earnings before income taxes	$778	9.4%	$720	8.7%

[1]	Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY SEGMENT
(unaudited; amounts in millions)
Credit Segment
Our Credit segment earns finance charges, interchange fees and late fee income through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit segment for the quarter and year ended January 30, 2010 compared with the quarter and year ended January 31, 2009:

	Quarter	Quarter
	ended	ended
	1/30/10	1/31/09
Credit card revenues	$101	$85
Interest expense	(10)	(11)

Net credit card income	91	74
Cost of sales — loyalty program	(18)	(15)
Selling, general and administrative expenses:
Operational and marketing expense	(30)	(23)
Bad debt expense	(76)	(67)

Loss before income taxes	$(33)	$(31)

	Year	Year
	ended	ended
	1/30/10	1/31/09
Credit card revenues	$370	$302
Interest expense	(41)	(50)

Net credit card income	329	252
Cost of sales — loyalty program	(55)	(50)
Selling, general and administrative expenses:
Operational and marketing expense	(105)	(101)
Bad debt expense	(251)	(173)

Loss before income taxes	$(82)	$(72)

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
We use various financial measures in our conference calls, investor meetings, and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Adjusted Debt to EBITDAR as of January 30, 2010:
Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal today is to manage debt levels at a point which we believe will help us maintain an investment grade credit rating as well as operate with an efficient capital structure for our size, growth plans and industry. Investment grade credit ratings are important to maintaining access to a variety of short-term and long-term sources of funding, and we rely on these funding sources to continue to grow our business. We believe a higher ratio, among other factors, could result in rating agency downgrades. In contrast, we believe a lower ratio would result in a higher cost of capital and could negatively impact shareholder returns. As of both January 30, 2010 and January 31, 2009, our Adjusted Debt to EBITDAR was 2.5.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. In addition, Adjusted Debt to EBITDAR does have limitations:
•	Adjusted Debt is not exact, but rather our best estimate of the total company debt we would incur if we had purchased the property associated with our operating leases;

•	EBITDAR does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, including leases, or the cash requirements necessary to service interest or principal payments on our debt; and

•	Other companies in our industry may calculate Adjusted Debt to EBITDAR differently than we do, limiting its usefulness as a comparative measure.
To compensate for these limitations, we analyze Adjusted Debt to EBITDAR in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows, capital spending and net earnings. The closest GAAP measure is debt to net earnings, which was 5.9 and 6.3 as of January 30, 2010 and January 31, 2009, respectively. The following is a reconciliation of debt to net earnings and Adjusted Debt to EBITDAR:

	2009[1]	2008[1]
Debt[2]	$2,613	$2,513
Add: rent expense x 8[3]	341	298

Adjusted Debt	$2,954	$2,811

Net earnings	441	401
Add: income tax expense	255	247
Add: interest expense, net	138	131

Earnings before interest and income taxes	834	779

Add: depreciation and amortization of buildings and equipment	313	302
Add: rent expense	43	37

EBITDAR	$1,190	$1,118

Debt to Net Earnings	5.9	6.3
Adjusted Debt to EBITDAR	2.5	2.5

[1]	The components of adjusted debt are as of January 30, 2010 and January 31, 2009, while the components of EBITDAR are for the 12 months ended January 30, 2010 and January 31, 2009.

[2]	Debt includes $275 of commercial paper borrowings outstanding as of January 31, 2009. There were no outstanding commercial paper borrowings as of January 30, 2010.

[3]	The multiple of eight times rent expense used to calculate adjusted debt is our best estimate of the debt we would record for our leases which are classified as operating if we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
We use various financial measures in our conference calls, investor meetings, and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our free cash flow for the years ended January 30, 2010 and January 31, 2009:
Free cash flow is one of our key liquidity measures, and we believe that our cash levels are more appropriately analyzed using this measure. Free cash flow is not a measure of liquidity under GAAP and should not be considered a substitute for operating cash flows as determined in accordance with GAAP. In addition, free cash flow does have limitations:
•	Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs; and

•	Other companies in our industry may calculate free cash flow differently than we do, limiting its usefulness as a comparative measure.
To compensate for these limitations, we analyze free cash flow in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows. The closest GAAP measure is net cash provided by operating activities, which was $1,251 and $848 for the years ended January 30, 2010 and January 31, 2009. The following is a reconciliation of our net cash provided by operating activities and free cash flow:

	Year ended	Year ended
	1/30/10	1/31/09
Net cash provided by operating activities	$1,251	$848
Less: Capital expenditures	(360)	(563)
Change in credit card receivables originated at third parties	(182)	(232)
Cash dividends paid	(139)	(138)
Add: Increase in cash book overdrafts	9	20

Free cash flow	$579	$(65)